Filed with the Securities and Exchange Commission on November 16, 2011

Securities Act Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PREMIERWEST BANCORP

(Exact name of registrant as specified in its charter)

Oregon (State of incorporation)	93-1282171 (I.R.S. Employer Identification No.)

503 Airport Road, Medford, Oregon (Address of principal executive offices)	97504 (Zip code)

PREMIERWEST BANCORP 2011 STOCK INCENTIVE PLAN

(Full title of the plan)

James M. Ford

President and Chief Executive Officer

PremierWest Bancorp

503 Airport Road

Medford, Oregon 97504

Telephone: (541) 618-6003

(Name, address and telephone number

of agent for service)

Copies to:

Andrew H. Ognall

Lane Powell PC

601 SW Second Avenue, Suite 2100

Portland, Oregon 97204

Telephone: (503) 778-2169

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock	500,000	$1.005	$502,500	$57.59

(1) The number of shares being registered represents 500,000 shares of Common Stock which may be issued pursuant to the PremierWest Bancorp 2011 Stock Incentive Plan. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with the terms of the plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices of Registrant’s Common Stock, as reported on The NASDAQ Capital Market, on November 11, 2011, which is within five days of the filing date of this Registration Statement.

PART II—INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a) Annual Report on Form 10-K for the year ended December 31, 2010, filed March 17, 2011, including information specifically incorporated by reference into the Form 10-K from the Definitive Proxy Statement for Registrant’s 2011 annual meeting of shareholders;

(b) Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed May 10, 2011, Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed August 11, 2011, Quarterly Report for the quarter ended September 30, 2011, filed November 9, 2011; and Current Reports on Form 8-K filed January 6, January 21, February 14, March 3, May 20, May 31 and October 13, 2011; and

(c) The description of Common Stock contained in the Form 8-A12G for Registration of Certain Classes of Securities Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed July 2, 2003, including any amendment or report filed to update such description.

All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into the Registration Statement and to be a part thereof from the date of filing of such documents.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

As an Oregon corporation, Registrant is subject to the provisions of the Oregon Business Corporation Act (the “OBCA”). The OBCA permits a corporation to indemnify an individual who is made a party to a proceeding because such individual is or was a director of the corporation against liability incurred in the proceeding if:

•         his or her conduct was in good faith;

•         he or she reasonably believed that his or her conduct was in the corporation’s best interest, or at least not opposed to the corporation’s best interests; and

•         in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Under the OBCA, a corporation may not, however, indemnify the individual if the individual was adjudged liable:

•         to the corporation in a proceeding by or in the right of the corporation; or

•         in any proceeding charging improper personal benefit on the basis that he or she improperly received a personal benefit.

The OBCA further provides that, unless a corporation’s articles of incorporation provide otherwise, indemnification is mandatory if the director is wholly successful on the merits or otherwise in such a proceeding, and permits a director to apply for court-ordered indemnification. Registrant’s articles of incorporation do not limit the statutory right to indemnification.

Under the OBCA, a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if the director furnishes the corporation:

•         a written affirmation of the director’s good faith belief that the director has met the standard of conduct described in the OBCA; and

•         a written undertaking to repay the advance if it is ultimately determined that the director did not meet the standard of conduct.

The OBCA further provides that, unless the articles of incorporation provide otherwise, an officer of the corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director. The corporation may also indemnify and advance expenses to an officer to the same extent as to a director.

Registrant’s articles of incorporation provide that it will indemnify its directors and officers against reasonable expenses (including attorney fees), judgments, fines, penalties, excise taxes or settlement payments incurred or suffered by reason of service as a director or officer or at Registrant’s request as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

The OBCA also provides that a corporation’s articles of incorporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate the liability of a director for:

•         any breach of the directors’ duty of loyalty to the corporation or its shareholders;

•         acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•         any unlawful distribution; or

•         any transaction from which the director derived an improper personal benefit.

Registrant’s articles of incorporation limit monetary liability of its directors for their conduct as directors to the greatest extent permitted under the OBCA. If the OBCA is amended to further limit the directors’ liability, Registrant’s articles of incorporation would incorporate such amendment on its effective date.

Registrant also maintains insurance coverage relating to certain liabilities of directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits required by Item 601 of Regulation S-K being filed herewith or incorporated herein by reference are as follows:

Exhibit

5.1	Opinion of Lane Powell PC
23.1	Consent of Moss Adams LLP
23.2	Consent of Lane Powell PC (Included in Exhibit 5.1)
24.1	Power of Attorney (Included on signature page)
99.1	PremierWest Bancorp 2011 Stock Incentive Plan (Incorporated by reference to Appendix “A” of Registrant’s Definitive Proxy Statement filed April 7, 2011).

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions in Item 6, or otherwise, Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Medford, State of Oregon, on November 10, 2011.

PREMIERWEST BANCORP
By: /s/ James M. Ford James M. Ford, President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names. Each person whose signature appears below hereby authorizes each of James M. Ford and Tom Anderson, with full power of substitution, to execute in the name and on behalf of such person any and all amendments, including post-effective amendments, to this Registration Statement and any registration statement, including any amendment thereto, relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act, and anything requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

/s/ James M. Ford James M. Ford, Director, President and Chief Executive Officer (Principal Executive Officer)	Date: November 10, 2011
/s/ Douglas N. Biddle Douglas N. Biddle, Chief Financial Officer (Principal Financial and Accounting Officer)	Date: November 10, 2011
/s/ John A. Duke John A. Duke, Director and Chairman	Date: November 11, 2011
/s/ Patrick G. Huycke Patrick G. Huycke, Director and Vice Chairman	Date: November 11, 2011
/s/ John L. Anhorn John L. Anhorn, Director	Date: November 15, 2011
___________ Richard R. Hieb, Director	Date: November 16, 2011
___________ Rickar D. Watkins, Director	Date: November 16, 2011

/s/ Brian R. Pargeter Brian R. Pargeter, Director	Date: November 15, 2011
___________ Dennis N. Hoffbuhr, Director	Date: November 16, 2011
/s/ Thomas R. Becker Thomas R. Becker, Director	Date: November 15, 2011
/s/ James L. Patterson James L. Patterson, Director	Date: November 14, 2011
/s/ John B. Dickerson John B. Dickerson, Director	Date: November 16, 2011
/s/ Georges C. St. Laurent, Jr Georges C. St Laurent, Jr., Director	Date: November 10, 2011

EXHIBIT INDEX

Exhibit

5.1	Opinion of Lane Powell PC
23.1	Consent of Moss Adams LLP
23.2	Consent of Lane Powell PC (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
99.1	PremierWest Bancorp 2011 Stock Incentive Plan (incorporated by reference to Appendix “A” of Registrant’s Definitive Proxy Statement filed April 7, 2011).